UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2012
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27876	86-0787377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14400 North 87th Street Scottsdale, Arizona 85260-3649 (Address of principal executive offices including zip code)

(480) 308-3000 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2012, Douglas G. Marlin resigned his position as a Class II director of JDA Software Group, Inc. (the “Company”). There were no disagreements between the Company and Mr. Marlin on any matter relating to the Company's operations, policies or practices which led to his resignation. At the time of his resignation, Mr. Marlin served as a member of the Company's Audit Committee and Compensation Committee.

On April 30, 2012, Arthur C. Young was appointed as a Class II director of the Company to fill the vacancy created by Mr. Marlin's resignation. Mr. Young will serve on the Company's Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Young was appointed to the Company's Board of Directors (the “Board”) in connection with a letter agreement dated April 30, 2012 among the Company and Mr. Young (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, neither Mr. Young nor any affiliated investment funds over which he has voting authority shall enter into a proxy solicitation process to advance an alternative slate of directors other than the one proposed by the Company's Board. The Company and its Board have agreed to reevaluate and consider removing this provision as a condition of Mr. Young's Board service within twelve months of the date of the Letter Agreement. Mr. Young will be compensated for his service on the Board in accordance with the Company's compensation program for non-employee directors as described in the Letter Agreement.

A copy of the Letter Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

A copy of the Company's press release announcing the resignation of Mr. Marlin, the appointment of Mr. Young, and the appointment of Richard M. Haddrill as lead independent director of the Board is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

99.1    Letter Agreement dated April 30, 2012 among the Company and Arthur C. Young.

99.2     Press Release dated May 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2012	JDA Software Group, Inc. By: /s/ Pete Hathaway Pete Hathaway Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Letter Agreement dated April 30, 2012 among the Company and Arthur C. Young.
99.2	Press Release dated May 2, 2012.